Exhibit 99.1

The Goldman Sachs Group, Inc. ½ 85 Broad Street ½ New York, New York 10004

GOLDMAN SACHS AND VARIOUS INVESTORS INCLUDING C.V. STARR & CO., INC., PERRY CAPITAL LLC
AND ELI BROAD INVEST $3 BILLION IN GLOBAL EQUITY OPPORTUNITIES FUND

NEW YORK, August 13, 2007 -- The Goldman Sachs Group, Inc. (NYSE: GS) today made the following statement: Many funds employing quantitative strategies are currently under pressure as recent conditions have resulted in significant market dislocation.  Across most sectors, there has been an increase in overlapping trades, a surge in volatility and an increase in correlations.  These factors have combined to challenge many of the trading algorithms used in quantitative strategies.  We believe the current values that the market is assigning to the assets underlying various funds represent a discount that is not supported by the fundamentals.

Within its alternative asset platform, Goldman Sachs Asset Management manages Global Equity Opportunities (GEO), an equity long/short quantitative strategy fund.  It had a net asset value of approximately $3.6 billion before the equity investment.  Given the market dislocation, the performance of GEO has suffered significantly.  Our response has been to reduce risk and leverage.

In addition, Goldman Sachs and various investors, including C.V. Starr & Co., Inc., Perry Capital LLC and Eli Broad, are making a $3 billion equity investment in GEO.  We consider this an attractive investment opportunity.  Existing investors in the fund will also have the opportunity to participate.  The investment will also provide the fund with more flexibility to take advantage of the opportunities we believe exist in current market conditions.

Goldman Sachs Asset Management also manages Global Alpha, a multi-strategy hedge fund and the North American Equity Opportunities Fund (NAEO), an equity long/short quantitative strategy.  The market dislocation impacting equity quantitative strategies has adversely affected NAEO’s performance and has been a key contributor to Global Alpha’s disappointing performance.  We have reduced risk and leverage in these funds as well.  At their current levels of equity capital, we believe the funds are positioned to actively pursue market opportunities.

A conference call to discuss this investment will be held at 9:00 a.m. (ET).  The call will be open to the public.

Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international).  The number should be dialed at least 10 minutes prior to the start of the conference call.  The conference call will also be accessible as an audio webcast through the Investor Relations section of our web site, www.gs.com/our_firm/investor_relations/.  There is no charge to access the call.  For those unable to listen to the live broadcast, a replay will be available on our web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 13217143, beginning approximately two hours after the event.

Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

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Media Contact: Lucas van Praag                                                                                                                                                                                              Investor Contact:  John Andrews
Tel:  212-902-5400                                                                                                                                                                                                                        Tel:  212-357-2674